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                                                                    EXHIBIT 23.2

                              ACCOUNTANTS' CONSENT

The Members
CapStar Winston Company, L.L.C.


We consent to incorporation by reference in the registration statements of Winston Hotels, Inc. on Form S-3 (File Nos. 33-93516 and 333-32713) and Form S-8 (File No. 333-19197) of our report dated February 20, 1998, relating to the balance sheet of CapStar Winston Company, L.L.C. as of December 31, 1997 and the related statements of operations, members' capital and cash flows for the period from October 15, 1997 (date of inception) through December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Winston Hotels, Inc.



/s/ KPMG PEAT MARWICK, LLP


Washington, D.C.
March 31, 1998